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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE


The following is the text of a press release issued by Service Merchandise Company, Inc. on March 16, 1999.

                     BOARD AUTHORIZES RESTRUCTURING THROUGH
                       VOLUNTARY CHAPTER 11 BY LATE MARCH

         Service Merchandise Company, Inc. (NYSE:SME) reported today that an involuntary Chapter 11 reorganization petition seeking Court supervision of the Company's restructuring efforts was filed last night.

         The Company is permitted to operate its business in the ordinary course, despite the filing of the involuntary proceeding, unless the court otherwise orders. The involuntary filing does not involve any of the Company's affiliates or subsidiaries. It was filed by five vendors who are not members of the unofficial vendors' committee that had been formed at the Company's request in connection with the Company's out-of-court restructuring activities.

         Service Merchandise said that its Board of Directors met last evening and has authorized the Company to commence voluntary Chapter 11 proceedings as soon as practicable in order to maximize the value of the business for all of the Company's stakeholders and to avoid the uncertainties of protracted litigation over the involuntary filing.

         The Company said that the voluntary filing would take place as soon as the Company completes negotiations for debtor-in-possession (DIP) financing and other first-day preparations required for such cases. Service Merchandise said that these actions were expected to be completed by late March, prior to the response deadline early next month for the involuntary petition.

         "The Company plans to utilize the Chapter 11 process as a means to restructure our debt and our operations and to facilitate the transformation of Service Merchandise into a stronger, more focused and healthier chain," said Chief Executive Officer Bettina M. Whyte. "In the interim, we need the support of our vendors, employees and other stakeholders as we work with our secured and unsecured creditors to prepare for the commencement of a consensual and productive Chapter 11 case."

         Service Merchandise said that the Company's stores, distribution centers and offices will continue to operate as usual. Similarly, the Company expects that its employees will be paid wages, severance and other employee-related items without interruption. Additionally, it will continue to pay for all new product shipments from its vendors and it expects policies regarding returns, exchanges, layaways, product protection plans and gift certificates to remain unchanged.

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         "Our stores will be open for business as usual," Ms. Whyte said. "We intend to operate our businesses vigorously and to meet our customers' needs."

         Separately, the Company announced today that Citicorp U.S.A., the Administrative Agent for the revolving credit facility, was preparing a waiver for immediate circulation to the bank group that would permit the Company to continue to borrow without regard to the vendors' involuntary filing. The agreement will be effective following approval by the requisite number of lenders in the bank group. Ms. Whyte stated that the current undrawn availability under the asset-based revolver was estimated by the Company to exceed $50 million.

         Ms. Whyte said that the Company appreciated the immediate support received from its senior lenders and, with the waiver in place, it expects to have sufficient financing resources to fund obligations to be incurred while a DIP financing agreement and other voluntary reorganization preparations are finalized.

         In recent weeks, Service Merchandise has undertaken various actions aimed at increasing operating efficiencies and reducing overhead, including the closing of up to 134 underperforming stores during the next two to three months, the closing of its Dallas, Texas distribution center in mid-May and a 12 percent workforce reduction at its corporate offices in Nashville last week.

         Service Merchandise is a specialty retailer focusing on fine jewelry, gifts and home decor products.

         This press release includes certain forward-looking statements in reliance on the "safe harbor" provisions of The Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the factors identified below. Actual results may differ materially from those anticipated in any such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements.

         The Company's liquidity, capital resources, and results of operations may be affected from time to time by a number of factors and risks, including, but not limited to, the ability of the Company to secure a waiver agreement from its senior lenders; the ability of the Company to arrange DIP financing; the ability of the Company to operate successfully under a Chapter 11 proceeding; the ability of the Company to comply with terms of its credit facility prior to obtaining DIP financing; the ability of the Company to access borrowings under its credit facility prior to obtaining DIP financing; the ability of the Company to obtain shipments and negotiate terms with vendors and service providers for current orders; the ability of the Company to negotiate terms with landlords with respect to stores to be closed and current and future lease obligations; the ability to conduct going out of business inventory sales to result in improved liquidity; the ability to develop, fund and execute a new operating plan for the Company; the ability of the Company to attract and retain key executives and associates; competitive pressures from other retailers, including specialty retailers and discount stores, which may affect the nature and viability of the Company's business strategy; trends in the economy as a whole, which may affect consumer confidence and consumer demand for the types of goods sold by the Company;


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the ability to maintain gross profit margins; the seasonal nature of the
Company's business and the ability of the Company to predict consumer demand as a whole, as well as demand for specific goods; the ability of the Company to attract and retain customers; costs associated with the shipping, handling and control of inventory and the Company's ability to optimize its supply chain; potential adverse publicity; availability and cost of management and labor employed; real estate occupancy and development costs, including the substantial fixed investment costs associated with opening, maintaining or closing a Company store; the ability to liquidate unwanted inventory at existing or closed stores; and the ability to effect conversions to new technological systems, including becoming Year 2000 compliant.